April 4, 2011

Dr. Robin L. Smith
930 Fifth Avenue
Suite 8H
New York, NY 10021

Dear Robin:

This letter is being written to serve as an amendment to the employment agreement between you and NeoStem, Inc. (the “Company”) dated as of May 26, 2006 (as amended on each of January 26, 2007, September 27, 2007, January 9, 2008, August 29, 2008 and July 29, 2009) pursuant to which you serve as the Company’s Chairman of the Board and Chief Executive Officer (the “Agreement”).  Except as set forth herein, the Agreement shall remain unchanged.  Initially capitalized terms used herein but not defined herein shall have the meaning set forth in the Agreement.

1.           Extension of Term.

The Term of the Agreement is hereby extended from December 31, 2011 to December 31, 2012.

2.           Cash Bonus.

You shall be paid a cash bonus on October 1st of each of 2011 and 2012.  The minimum amount of each such bonus shall be 110% of your prior year’s bonus.  You shall remain eligible for additional cash bonuses, stock grants and option awards as may be determined by the Company’s Compensation Committee.

3.           Effect of Non-Renewal.

Notwithstanding anything in the Agreement to the contrary, a failure to renew the Agreement at the end of the term (as extended by this amendment), regardless of the reason therefor, shall be treated for all purposes under the Agreement as a termination by the Company Without Cause.

420 Lexington Avenue │ Suite 450 │ NYC│ 10170 │ Phone: (212) 584-4180 │ Fax: (646) 514-7787
www.neostem.com

4.           Termination by you.

Notwithstanding anything in the Agreement to the contrary, if you terminate the Agreement, other than for Good Reason, the Company shall pay you your Base Salary and your COBRA premiums for a period of one year.

5.            Restrictive Covenants.

As a condition of  enforcing any restrictive covenants contained in the Employee Confidentiality, Invention Assignment and Non-Compete Agreement dated as July 6, 2006 you entered into with the Company, your Agreement or any other agreement that contains a non-competition, non-solicitation, non-raiding or similar covenant (collectively, “Restrictive Covenants”), the Company agrees to pay you your Base Salary and your COBRA premiums during any period in which you are bound by any Restrictive Covenant; provided it shall not be paid in the event you are being paid your Base Salary under #3 or #4 above.

6.           Stock Option Grant.

In connection with this amendment to your Agreement, you are being granted an option under the Company’s 2009 Equity Compensation Plan to purchase 1,500,000 shares of Common Stock at a per share exercise price equal to the closing price of the Common Stock on the date of execution of this amendment to your Agreement, vesting as to (i) 500,000 shares immediately upon grant, (ii) 500,000 shares on December 31, 2011 and (iii) 500,000 shares on December 31, 2012.

7.           Acceleration of Vesting of Existing Options.

Upon your agreement to this amendment to your Agreement, all unvested options that you hold as of the date hereof (other than the options described in paragraph 6 above) shall be deemed fully vested.

8.           Extension of Time for Option Exercise.

Notwithstanding anything in the Agreement, or in any option grant agreement under the Company’s 2003 Equity Participation Plan, the Company’s 2009 Equity Compensation Plan, or any other plan under which you currently hold, or may receive after the date hereof, options during the Term, each vested option shall remain exercisable following the termination of your employment with the Company for the life of such option (i.e.  the expiration date in effect for such option on the day immediately prior to the termination of your employment with the Company).

420 Lexington Avenue │ Suite 450 │ NYC│ 10170 │ Phone: (212) 584-4180 │ Fax: (646) 514-7787
www.neostem.com

9.           Covenant to Remove Legends.

The Company agrees that it shall not place a legend restricting transfer on certificates representing shares of Common Stock that you own (i) following any sale of such shares pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (ii) following any sale of such shares pursuant to Rule 144 under the Securities Act or (iii) if such shares are eligible for sale by you under Rule 144 without volume limitation.  If any option for Common Stock held by you is exercised at a time when the underlying shares may be sold under Rule 144 without volume limitation, then such shares shall be issued free of all restrictive legends.  In addition, the Company shall instruct its counsel to issue a legal opinion to the Company’s transfer agent to effect the removal of any restrictive legend then appearing on any certificate(s) representing shares of Common Stock that you own (i) following any sale of such shares pursuant to an effective registration statement under the Securities Act, (ii) following any sale of such shares pursuant to Rule 144 or (iii) if such shares are eligible for sale by you under Rule 144 without volume limitation.  In such event, the Company will, no later than three business days following the delivery to the Company or the Company’s transfer agent of the certificate or certificates representing such shares, deliver or cause to be delivered to you a certificate or certificates that are free from all restrictive or other legends.  You shall be entitled to receive reimbursement from the Company for any costs and expenses (including attorney’s fees) incurred by you in connection with the enforcement of your rights under this paragraph.  Notwithstanding the foregoing, for so long as you are an “affiliate” of the Company and for ninety (90) days thereafter, it is understood and agreed that your certificates shall bear the Company’s standard “affiliate legend” in accordance with the Company’s policies.

10.         Covenant to Furnish Information

The Company agrees to use its reasonable best efforts once you cease to be employed by the Company and for so long as you own shares of Common Stock the sale of which would require that the current public information provision of Rule 144 be met, to (i) timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to you and make publicly available in accordance with Rule 144(c) such information as is required for you to sell the Common Stock under Rule 144, and (iii)  take such further action as you may reasonably request, to the extent required from time to time to enable you to sell your Common Stock without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

The Company represents that this Amendment including each of its terms has been approved by the Company’s Compensation Committee.

420 Lexington Avenue │ Suite 450 │ NYC│ 10170 │ Phone: (212) 584-4180 │ Fax: (646) 514-7787
www.neostem.com

Very truly yours,

NeoStem, Inc.

By:	/s/ Richard Berman
Name: Richard Berman
Title: Chairman of Compensation Committee

Accepted and agreed:

/s/ Robin Smith
Robin Smith

420 Lexington Avenue │ Suite 450 │ NYC│ 10170 │ Phone: (212) 584-4180 │ Fax: (646) 514-7787
www.neostem.com